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                                                                     EXHIBIT 4.2

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                  RIGHTS OF CLASS B CONVERTIBLE PREFERRED STOCK
                                       OF
                        E-NET FINANCIAL.COM CORPORATION.

     e-Net Financial.com Corporation (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.195 of the General Corporation Law of the State of Nevada, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a Class and Series of the Company's previously authorized preferred stock, no par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of One Hundred Thousand (100,000) shares of Class B Preferred Stock -Series 1 of the Company, as follows:

          RESOLVED, that the Company is authorized to issue 100,000 shares of Class B Preferred Stock- Series 1 (the "PREFERRED SHARES"), no par value per share, which shall have the following powers, designations, preferences and other special rights:

          (1) DIVIDENDS.

               (a) PARTICIPATING DIVIDENDS. A "HOLDER" and, collectively, (the "HOLDERS") of the Preferred Shares shall be entitled to participate in the earnings and dividends of the Company prorated on the basis of one preferred share having the participation rights of ten Common Shares. In the event any dividend or other distribution payable in cash or other property is declared on the Common Stock (defined below), each Holder on the record date for such dividend or distribution shall be entitled to receive per Preferred Share on the date of payment or distribution of such dividend or other distribution the amount of cash or property ("PARTICIPATING DIVIDENDS") equal to the cash or property which would be received by the Holders of the number of shares of Common Stock into which such Preferred Share would be converted pursuant to Section 2 hereof immediately prior to such record date; PROVIDED, HOWEVER, that in lieu of paying such dividends in cash or property, each Holder may, at its sole discretion, at the time of conversion of any or all Preferred Shares held by such Holder, receive such dividends by increasing the Transaction Value of each Preferred Share by the amount of Participating Dividends which have accrued on such Preferred Share but have not been paid by the Company.

               (b) GENERAL PAYMENT PROVISIONS. All payments made by the Company with respect to any Preferred Share shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Certificate of Designations. Whenever any amount expressed to be due by the terms of this Certificate of Designations is due on any day that is


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     not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.

          (2) CONVERSION OF PREFERRED SHARES. Class B Preferred -Series 1 Shares shall be convertible into cash or shares of the Company's common stock, par value $ 0.001 per share (the "COMMON STOCK"), at the election of the holder subject to the following conditions being met by the company, as set forth in this Section 2.

                    (a) CERTAIN DEFINED TERMS. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                         (i) "BUSINESS DAY" means any day in which the Principal Market is open for business.

                         (ii) "CLOSING DATE" has the same meaning as the term is defined in the Membership Interest Purchase Agreement(the "MEMBERSHIP INTEREST PURCHASE AGREEMENT"), entered into by and between the Company and the Holders of the Class B Preferred Shares, dated February 11, 2000.

                         (iii) "CONVERSION CONDITIONS" TO BE MET as conditions precedent to the election of Holders are as follows:
                         a. If the terms and conditions of that certain contract to acquire EMB Assets, dated January 12,2000 are not specifically fulfilled in their entirety as scheduled therein, at the option of the Holder, the Holder may elect to call upon Company to repurchase immediately upon demand the 100,000 shares of Class B Preferred Shares for the sum of $1,000,000 in cash; or
                         b. If the company cannot redeem the Class B Preferred Shares as required in the preceding paragraph, in the alternative the Holder has the right to call upon the Company to convert all of the Class B Preferred Shares to common shares of the Company as provided below prior to registration. This conversion to common shares shall at the option of the holder.

                         c. CONVERSION RATE shall be the number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to
     Section 2(a)(iii)b.above. This rate shall be ten common shares for each share of Class B Preferred shares of Series 1(the "CONVERSION RATE"):

                         , and at the rate of ten (10) shares of common for each share of preferred. Such shares so converted shall be included in any registration statement filed by the Company with the Securities and Exchange Commission registering its common shares for sale within a one year period of said conversion.

                         (iv) "ISSUANCE DATE" means, with respect to each Class B Preferred Share, the date of issuance of the applicable Class B Preferred Share.

                         (v) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                         (vi) "PRINCIPAL MARKET" means the Nasdaq National Market, the Nasdaq Small-Cap Market or the OTC Electronic Bulletin Board.

                         (b) LIMITATION ON BENEFICIAL OWNERSHIP. The Company shall not effect any conversion of any Class B Preferred Share and no holder of any Preferred Share shall have the right to convert any Preferred Share pursuant to Section 2(b) to the extent that after giving


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     effect to such conversion such Person (together with such Person's affiliates) (A) would beneficially own in excess of 4.9% of the outstanding shares of the Common Stock following such conversion and (B) would have acquired, through conversion of any Preferred Share or otherwise (including without limitation, exercise of any warrant issued pursuant to the Securities Purchase Agreement), in excess of 4.9% of the outstanding shares of the Common Stock following such conversion during the 60-day period ending on and including such Conversion Date (defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates or acquired by a Person and its affiliates, as the case may be, shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary contained herein, each Conversion Notice (defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, (A) the holder will not beneficially own (as determined in accordance with this Section 2(d)) and (B) during the 60-day period ending on and including such Conversion Date, the holder will not have acquired, through conversion of any Preferred Share or otherwise (including without limitation, exercise or any Warrant), a number of shares of Common Stock in excess of 4.9% of the outstanding shares of Common Stock as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding, but after giving effect to conversions of any Preferred Share by such holder since the date as of which such number of outstanding shares of Common Stock was reported.

                    (c) MECHANICS OF CONVERSION. The conversion of Preferred Shares shall be conducted in the following manner:

                         (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Central Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as
     EXHIBIT I (the "CONVERSION NOTICE") to the Company's designated transfer agent (the "TRANSFER AGENT") with a copy thereof to the Company and (B) surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES").

                         (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion


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     Notice, the Transfer Agent shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                         (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice. If such Holder and the Company are unable to agree upon the determination of the arithmetic calculation of the Conversion Rate within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Rate to an independent, reputable investment bank or accountant selected by the affected Holders and approved by the Company. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error and the Company shall be liable and responsible for paying such investment bank or accountant fees and expenses.

                         (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.


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                         (v) COMPANY'S FAILURE TO TIMELY CONVERT.

                              (A) CASH DAMAGES. If within five (5) Business
          Days after the Transfer Agent's receipt of the Preferred Stock Certificates to be converted and a copy of the Conversion Notice (the "SHARE DELIVERY PERIOD") the Transfer Agent shall fail to issue a certificate to a Holder or credit such Holder's balance account with The Depository Trust Company for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares or to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(e)(ii) (a "CONVERSION FAILURE"), in addition to all other available remedies which such Holder may pursue hereunder and under the Membership Interest Purchase Agreement(including indemnification pursuant to the provisions thereof), the Company shall pay additional damages to such Holder on each date after such third (3rd) Business Day such conversion is not timely effected and/or such Preferred Stock Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which such Holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the Holder on a timely basis, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such Holder, and (II) the Closing Sale Price of the Common Stock on the last possible date which the Company could have issued such Common Stock or such Preferred Stock Certificate, as the case may be, to such Holder.
                              (B) VOID CONVERSION NOTICE; ADJUSTMENT TO
          CONVERSION PRICE. If for any reason a Holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the expiration of the Share Delivery Period with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Transfer Agent, with a copy to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(e)(v)(A) or otherwise.

                    (vi) PRO RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one Holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.

               (d) TAXES. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

               (e) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such


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     subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                    (f) OTHER EVENTS. If any event occurs of the type contemplated by the provisions of this Section 2(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Rate so as to protect the rights of the Holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this
     Section 2(e).

                    (g) NOTICES.

                         (A) Immediately upon any adjustment of the Conversion Rate, the Company will give written notice thereof to each Holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                         (B) The Company will give written notice to each Holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined above), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

                         (C) The Company will also give written notice to each Holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

          (3) REDEMPTION AT OPTION OF HOLDERS.

               (a) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the Holders of Preferred Shares contained herein, upon the consummation of a Major Transaction (as defined below), each Holder of Preferred Shares shall have the right, at such Holder's option, to require the Company to redeem all or a portion of such Holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Transaction Value of such Preferred Share and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Buyer Upon Major Transaction (as defined below) and
     (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Major Transaction on which the Principal Market, or the market or exchange where the Common Stock is then traded, is open for trading ("MAJOR TRANSACTION REDEMPTION PRICE").

               (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the Holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each Holder of Preferred Shares shall have the right, at such Holder's option, to require the


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     Company to redeem all or a portion of such Holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Transaction Value and (ii) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Buyer Upon a Triggering Event (as defined below) and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Triggering Event on which the Principal Market, or the market or exchange where the Common Stock is then traded, is open for trading ("TRIGGERING EVENT REDEMPTION PRICE" and, collectively with "MAJOR TRANSACTION REDEMPTION PRICE," the "REDEMPTION PRICE").

               (c) "MAJOR TRANSACTION". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                    (i) the consolidation, merger or other business combination of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company) involving the issuance, exchange or sale of more than 30% of the shares of Common Stock then outstanding;

                    (ii) the sale or transfer of all or substantially all of the Company's assets; or

                    (iii) a purchase, tender or exchange offer made to the holders of more than 30% of the outstanding shares of Common Stock.

               (d) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:


                    (i) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such Holder of Preferred Shares;

                    (ii) the suspension from trading or failure of the Common Stock to be listed on the Nasdaq National Market, the Nasdaq Small-Cap Market, the OTC Electronic Bulletin Board, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period (provided that such failure shall not constitute a Triggering Event if caused by Holders of Preferred Shares pursuant to
     Section 4(c) below);

                    (iii) the Company's or the Transfer Agent's notice to any Holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations, or the failure of the Transfer Agent to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designations within ten (10) Business Days after the receipt by the Transfer Agent of the Conversion Notice;


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                    (iv) upon the Company's receipt of a Conversion Notice, the
     Company is not obligated to issue the Conversion Shares due to the provisions of Section 12 herein below; or

                    (v) the Company breaches any material representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby.

               (e) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each Holder of Preferred Shares, which notice shall include the date by which a Holder receiving a Notice of Major Transaction must provide the Company with notice of its intent to exercise its redemption rights hereunder (which date shall not be sooner than five business days after the date of the Notice of Major Transaction (the "MAJOR TRANSACTION RESPONSE DATE")). The Company shall publicly disclose the material facts of such Major Transaction prior to or concurrently with providing the Notice of Major Transaction, such public disclosure to be made not later than 10 days prior to the consummation of such Major Transaction. At any time after receipt of a Notice of Major Transaction and prior to the Major Transaction Response Date (or, in the event a Notice of Major Transaction is not delivered at least 10 days prior to a Major Transaction, at any time prior to the consummation of a Major Transaction) any Holder of Preferred Shares then outstanding may require the Company to redeem all of the Holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such Holder is electing to redeem and (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a).

               (f) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each Holder of Preferred Shares. At any time after the earlier of a Holder's receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem all of the Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Preferred Shares that such Holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to
     Section 3(b) above.

               (g) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from any Holder of Preferred Shares, the Company shall immediately notify each Holder of Preferred Shares by facsimile of the Company's receipt of such notices and each Holder which has sent such a notice shall promptly submit to the Transfer Agent such Holder's Preferred Stock Certificates which such Holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to such Holder


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     within five (5) Business Days after the Company's receipt of a Notice of
     Redemption at Option of Buyer Upon Triggering Event or Notice of Redemption at Option of Buyer Upon Major Transaction; provided that a Holder's Preferred Stock Certificates shall have been so delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders of Preferred Shares and (ii) in addition to any remedy such Holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of 2.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

               (h) VOID REDEMPTION. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(g), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder of Preferred Shares shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer Upon Triggering Event or the Notice of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice,
     (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company, and (iv) the Conversion Price in effect at such time shall be reduced by the percentage equal to the product of (A) .25 and (B) the number of days in the period beginning on the date which is five business days after the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

               (i) DISPUTES; MISCELLANEOUS. In the event of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term "Closing Bid Price" and/or "Closing Sale Price", as the case may be, being substituted for the term "Conversion Rate" and the term "Redemption Price" being substituted for the term "Conversion Rate". A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this
     Section 3 shall have priority to payments to other stockholders in connection with a Major Transaction. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the

     Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed.

          (4) OTHER RIGHTS OF HOLDERS.

               (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE". Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the Holders of a majority of the Preferred Shares then outstanding) to deliver to each Holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a Transaction Value and liquidation preference equal to the Transaction Value and the Liquidation Preference of the Preferred Shares held by such Holder, and satisfactory to the Holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Holders of a majority of the Preferred Shares then outstanding) to insure that each of the Holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

               (b) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the Holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record Holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

               (c) FORCED DELISTING. If a redemption voided pursuant to
     Section 3(h) was caused by a Triggering Event involving the Company's inability to issue Conversion Shares because of the Primary Exchange Cap (as defined in Section 12), and if so directed by the Holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, including shares of Preferred Shares submitted for redemption pursuant to Section 3 with respect to which the applicable Redemption Price has not been paid, in a Void Mandatory Redemption Notice, the Company shall immediately delist the Common Stock from exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such Holders' option, traded on the OTC Electronic Bulletin Board or the "pink sheets".

          (5) RESERVATION OF SHARES.

               (a) AUTHORIZED AND RESERVED AMOUNT. The Company shall, at all times so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares (the "RESERVED AMOUNT") of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than two hundred percent (200%) of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (including but not limited to any accrued but unpaid Regular Dividends, assuming any such accrued but unpaid Regular Dividends are paid on such date by delivery of shares of Common Stock if the Company elected to pay such Regular Dividends in Common Stock) (the "MINIMUM AMOUNT"). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Preferred Shares based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

          (b) INCREASES TO RESERVED AMOUNT. Without limiting any other provision of this Section 6, if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "RESERVATION TRIGGER DATE") shall be less than two hundred percent (200%) of the number of shares of Common Stock issuable upon conversion of the Preferred Shares and Warrant Shares issuable upon exercise of the related Warrants on such trading days (a "SHARE AUTHORIZATION FAILURE"), the Company shall immediately notify all Holders of such occurrence and shall take action as soon as possible, but in any event within thirty (30) days after a Reservation Trigger Date (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common Stock then issuable upon conversion of the Preferred Shares.

          (5) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Nevada, and as expressly provided in this Certificate of Designations.

          (6) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to $100 and any accrued but unpaid Regular Dividends and Participating Dividends (such sum being referred to as the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each Holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all Holders of Preferred Shares and holders of Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such Holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No Holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a Holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

          (7) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

          (10) Notwithstanding anything else to the contrary contained herein, the Company shall have the right hereafter to authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

          (81) PARTICIPATION. Subject to the rights of the Holders, if any, of the Pari Passu Shares, the Holders of the Preferred Shares shall, as Holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

          (9) LIMITATION ON NUMBER OF CONVERSION SHARES. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon Conversion of the Preferred Shares (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of the Principal Market, or the market or exchange where the Common Stock is then traded, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market, or the market or exchange where the Common Stock is then traded, (or any successor rule or regulation) for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Holders of a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Membership Interest Purchase Agreement(the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Membership Interest Purchase Agreementand the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Membership Interest Purchase Agreement(the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any Holder of Preferred Shares shall convert all of such Holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder's Cap Allocation Amount, then the difference between such Holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Cap Allocation Amounts of the remaining Holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

          (10) VOTE TO CHANGE THE TERMS OF PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Holders of not less than two-thirds (2/3) of the then outstanding Class B Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's [CERTIFICATE OF INCORPORATION] which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Class B Preferred Shares.

          (11) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

          (12) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

          (13) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

          (14) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a Holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Michael P. Roth, its President, as of the 11th day of February 2000.

                                        E-NET FINANCIAL.COM CORPORATION

                                        By:
                                           ------------------------------------
                                        Name:  Michael P. Roth
                                        Title: President

                                    EXHIBIT I

                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights (the "CERTIFICATE OF DESIGNATIONS") of e-Net Financial.com Corporation (the "COMPANY"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, no par value per share (the "PREFERRED SHARES"), of the Company indicated below into shares of Common Stock, par value $ 0.001 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

     Date of Conversion:
                        -------------------------------------------------------

     Number of Preferred Shares to be converted:
                                                -------------------------------

     Stock certificate no(s). of Preferred Shares to be converted:
                                                                  -------------

Please confirm the following information:

     Conversion Price:
                      ---------------------------------------------------------

     Number of shares of Common Stock to be issued:

-----

     Is the alternative New Variable Formula being relied on pursuant to Section
     2(g)(iv) of the Certificate of Designations? (check one) YES      No
                                                                  ----    ----

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

     Issue to:
                                        ---------------------------------------

                                        ---------------------------------------

                                        ---------------------------------------

     Facsimile Number:
                                        ---------------------------------------

     Authorization:
-----
                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------

     Dated:
-----

     Account Number:
      (if electronic book entry transfer):
                                           ------------------------------------

     Transaction Code Number
      (if electronic book entry transfer):
                                           ------------------------------------